SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Dave & Buster’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

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DAVE & BUSTER’S, INC.

2481 Manana Drive
Dallas, Texas 75220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 8, 2004

To our Shareholders:

      The Annual Meeting of Shareholders of Dave & Buster’s, Inc. (the “Company”) will be held in The Show Room at Dave & Buster’s, 10727 Composite Drive, Dallas, Texas, on Tuesday, June 8, 2004, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(a) Election of one class of directors (consisting of three directors) to serve for a three-year term, or until their successors have been elected and qualified;

(b) Ratification of the appointment of the Company’s independent auditors for fiscal 2004; and

(c) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board has fixed the close of business on April 12, 2004 as the record date for determination of those shareholders who will be entitled to notice of, and to vote at, the meeting or any adjournment thereof. You may examine a list of the shareholders of record as of the close of business on April 12, 2004 for any purpose germane to the meeting during the 10-day period preceding the date of the meeting at the offices of the Company, located at 2481 Manana Drive, Dallas, Texas 75220.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

By Order of the Board of Directors,

JOHN S. DAVIS
Senior Vice President, General Counsel and
Corporate Secretary

May 4, 2004

Dallas, Texas

GENERAL INFORMATION
QUORUM AND VOTING OF PROXY
STOCK OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF THE SELECTION OF AUDITORS
EXECUTIVE COMPENSATION SUMMARY TABLE
ADDITIONAL INFORMATION

DAVE & BUSTER’S, INC.

2481 Manana Drive
Dallas, Texas 75220

PROXY STATEMENT

for
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 8, 2004

GENERAL INFORMATION

      This Proxy Statement is furnished to holders of the common stock, par value $.01 per share (the “Common Stock”), of Dave & Buster’s, Inc., a Missouri corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, June 8, 2004 at 9:00 a.m. local time and at any and all adjournments or postponements thereof (the “Annual Meeting”). The purpose of the meeting and the matters expected to be acted upon are set forth in the preceding Notice of Annual Meeting of Shareholders. At present, the Board of Directors knows of no other business which will come before the meeting.

      This Proxy Statement and accompanying form of proxy are being mailed to shareholders on or about May 4, 2004. The Company’s Annual Report covering the 2003 fiscal year is enclosed with this Proxy Statement, but does not form any part of the materials for solicitation of proxies.

QUORUM AND VOTING OF PROXY

      Record Date. The record date for the Annual Meeting (“Record Date”) is April 12, 2004. Only holders of record of the Common Stock at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting 13,480,784 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

      Quorum. In order for any business to be conducted at the Annual Meeting, the holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by properly executed proxy. If a quorum is not present at the scheduled time of the Annual Meeting, the shareholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

      Required Vote. Votes cast at the meeting will be tabulated by persons appointed as inspectors of election for the meeting. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining on any or all of the matters. Likewise, the inspectors of election will treat shares of Common Stock held in street name as to which brokers do not have discretionary voting authority and as to which they have not received voting instructions from their customers (so-called “broker non-votes”) as present for purposes of determining a quorum. The election as a director of each nominee requires the affirmative vote of the holders of record of a majority of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes are not counted for purposes of the election of a director.

      The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote will be required to approve the ratification of the appointment of the independent auditors. In determining whether the ratification of the appointment of the independent auditors has received the requisite number of affirmative votes, (i) abstentions will be treated as shares entitled to vote but will not be tabulated as a vote cast, and therefore will have the effect of a vote against the proposal, and (ii) broker non-votes, if any, will be treated as shares that are not entitled to vote.

      Proxies. If the enclosed Proxy is properly executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated. If a shareholder does not indicate any voting instructions, such shareholder’s shares will be voted (i) FOR the election to a three year term as directors of the Company of the Board’s three nominees set forth below, (ii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year 2004 and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion.

      A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: Dave & Buster’s, Inc., 2481 Manana Drive, Dallas, Texas 75220, Attention: John S. Davis, Senior Vice President, General Counsel and Secretary.

      The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

STOCK OWNERSHIP

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 2004, for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each of the Board’s nominees for director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table under “Executive Officers Compensation” and (iv) all of the directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to the listed shares.

	Shares Beneficially
	Owned (1)

Name	Number	Percent

5% or more Shareholders
Barclays Global Investors, NA(2)	1,995,322	14.7%
OppenheimerFunds, Inc.(3)	932,300	6.8%
Rutabaga Capital Management(4)	789,780	5.8%
Dimensional Fund Advisors, Inc.(5)	683,750	5.0%
Directors and Executive Officers:
David O. Corriveau(6)	753,433	5.5%
James W. Corley(7)	811,051	5.9%
William C. Hammett, Jr.(8)	76,600	*
Sterling R. Smith(9)	113,600	*
John S. Davis(10)	28,000	*
Allen J. Bernstein(11)	30,000	*
Peter A. Edison(12)	413,578	3.1%
Walter J. Humann(13)	7,500	*
Mark A. Levy(14)	15,015	*
Christopher C. Maguire(15)	33,000	*
David B. Pittaway(16)	7,500	*
Patricia P. Priest (17)	7,500	*
All directors and executive officers as a group (16 persons) (18)	2,561,536	17.6%

*	Indicates less than 1%.

(1)	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), shares of the Company’s Common Stock that a person has the right to acquire within 60 days (i.e. on or before May 31, 2004) are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon a Schedule 13G filed with the SEC on February 17, 2004. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105. Includes 102,227 shares held in the name of Barclays Global Fund Advisors.

(3)	Based upon a Schedule 13G filed with the SEC on February 10, 2004. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. OppenheimerFunds has shared power to dispose or direct the disposition of all of such shares.

(4)	Based upon a Schedule 13G/ A filed with the SEC on February 4, 2004. The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston , MA 02109. Includes 335,830 shares for which Rutabaga has sole voting power and 453,950 shares for which it shares voting power.

(5)	Based upon a Schedule 13G filed with the SEC on February 6, 2004. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	Includes 323,333 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corriveau has sole voting power only. Mr. Corriveau shares voting and dispositive power with respect to 74,545 shares owned of record by a family limited partnership. Mr. Corriveau disclaims beneficial ownership with respect to such shares. Substantially all of the shares owned directly by Mr. Corriveau have been pledged as collateral to secure various personal bank loans and margin trading in personal brokerage accounts.

(7)	Includes 323,333 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corley has sole voting power only. Mr. Corley shares voting and dispositive power with respect to 99,559 shares owned of record by a family limited partnership. Mr. Corley disclaims beneficial ownership with respect to such shares.

(8)	Includes 50,000 shares subject to options exercisable within 60 days, 800 shares owned by a family member and 25,000 shares of restricted stock for which Mr. Hammett has sole voting power only.

(9)	Includes 89,600 shares subject to options exercisable within 60 days and 15,000 shares of restricted stock for which Mr. Smith has sole voting power only.

(10)	Includes 20,000 shares subject to options exercisable within 60 days and 8,000 shares of restricted stock for which Mr. Davis has sole voting power only.

(11)	Includes 30,000 shares subject to options exercisable within 60 days.

(12)	Includes 190,980 shares owned by a charitable foundation of which Mr. Edison is a director, 5,784 shares held in trust for the benefit of a family member, and 60 shares owned directly by a family member. Mr. Edison disclaims beneficial ownership of all of such shares.

(13)	Includes 7,500 shares subject to options exercisable within 60 days.

(14)	Includes 15,000 shares subject to options exercisable within 60 days and 15 shares owned directly by a family member. Mr. Levy disclaims beneficial ownership with respect to such shares.

(15)	Includes 30,000 shares subject to options exercisable within 60 days.

(16)	Includes 7,500 shares subject to options exercisable within 60 days.

(17)	Includes 7,500 shares subject to options exercisable within 60 days.

(18)	Includes a total of 1,088,016 shares subject to options exercisable within 60 days and 217,000 shares of restricted stock for which such officers hold sole voting power only.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Bylaws provide that the number of directors shall consist of three or more directors, with the exact number to be determined by the affirmative vote of a majority of the Board of Directors. By resolution, the Board of Directors has set the number of directors of the Company at nine. The Company’s Articles of Incorporation provide for the Board of Directors to consist of three classes of directors serving staggered terms of office, with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three-year term to serve until the election and qualification of their successors. Three current directors, Mr. Bernstein, Mr. Humann and Mr. Pittaway have been nominated for re-election at the Annual Meeting for a three-year term expiring in 2007. Mr. Humann was appointed as a director of the Company in April 2003 to fill a vacancy on the Board created by the retirement of Bruce H. Hallett, to serve the remainder of a three-year term ending on the date of the Annual Meeting. Mr. Pittaway was appointed as a director of the Company in April 2003 to fill a vacancy on the Board occurring from an increase in the number of directors of the Company from 8 to 9 for a term ending on the date of the Annual Meeting. The other directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

      It is the intention of the persons named as proxies to vote the Proxies for election of each Mr. Bernstein, Mr. Humann and Mr. Pittaway as a director of the Company, unless the shareholders direct otherwise in their Proxies. Each director will be elected to hold office until the 2006 Annual Meeting of Shareholders or until his or her earlier death, resignation or removal. Each of Mr. Bernstein, Mr. Humann and Mr. Pittaway has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that Mr. Bernstein, Mr. Humann or Mr. Pittaway refuses or is unable to serve as a director, the Board of Directors, in its discretion, may designate a substitute or nominee or nominees (in which case the persons named as proxies will vote all valid Proxies for the election of such substitute nominee or nominees), or by resolution reduce the authorized number of directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

      The Board of Directors recommends a vote FOR the election of the three nominees listed below. The affirmative vote of the holders of a majority of the shares represented and entitled to vote in the election at the annual meeting at which a quorum is present is required for the election of each nominee.

Director and Nominee Information

      Based on information supplied by them, set forth below is certain information concerning the Board’s nominees for election as directors and the directors in other classes whose terms of office will continue after the Annual Meeting, including the name and age of each, their current principal occupations (which continued for at least the past five years unless otherwise indicated), the names and principal businesses of the corporations or other organizations in which their occupations are carried on, the year each was elected to the Board of Directors of the Company, their positions with the Company, and their directorships in other publicly held companies.

Nominees for Director (Current Terms Expire 2004)

      Mr. Allen J. Bernstein, 58, is founder of Morton’s Restaurant Group, Inc. and has been its Chairman of the Board and Chief Executive Officer since its inception in 1988. Morton’s owns and operates more than 69 restaurants, comprised of two distinct restaurant companies, Morton’s The Steakhouse and Bertolini’s Restaurants. He also serves as a director of several private companies, including Charlie Brown’s Acquisition Corp., Luther’s Acquisition Corp., Wilshire Restaurant Group, Inc. and McCormick & Schmick Holdings, LLC. Mr. Bernstein has been a director of the Company since 1996.

      Mr. Walter J. Humann, 66, has been President and Chief Executive Officer of WJH Corporation, a Dallas-based real estate partnership, since 1991. He formerly served as Chairman of the Executive Committee, Director and Executive Vice President of Hunt Consolidated, Inc. and as President of numerous diversified Hunt Consolidated subsidiaries or affiliates from 1975 to 1992. He has also served as an independent director of public companies Memorex-Telex, RAND Corporation and Nichols Homeshield. Mr. Humann has been a director of the Company since April 2003.

      Mr. David B. Pittaway, 52, has served as Senior Managing Director of Castle Harlan, Inc., a private equity investment firm specializing in mergers and acquisitions, since 1987. Prior to joining Castle Harlan, Mr. Pittaway was Vice President, Strategic Planning, and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., served as a management consultant with Bain & Company and practiced law. Mr. Pittaway has been a director of the Company since April 2003.

Directors Continuing in Office (Terms Expire 2005)

      Mr. David O. “Dave” Corriveau, 52, a co-founder of the Dave & Buster’s concept in 1982, has been President and a director of the Company since 1995. He previously served as Co-Chief Executive Officer from June 1995 to April 2003, and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of the Company) from 1989 through June 1995. From 1982 to 1989, Mr. Corriveau operated the Dave & Buster’s business.

      Mr. Mark A. Levy, 57, is founder and has been managing director of Alexander Capital Group, a private investment firm, since June 1998. He was a co-founder of The Levy Restaurants and served as its Vice Chairman from 1978 to 1998. The Levy Restaurants operates restaurants, food service and special concession operations throughout the United States. Mr. Levy has been a director of the Company since 1995.

      Mr. Christopher C. Maguire, 42, has served as Chairman, CEO and President of Staubach Retail Services, a national retail real estate consulting company, since its inception in 1994, and as Chairman, CEO and President of Cypress Equities, Inc., a retail development and acquisition affiliate, since its inception in 1995. He is also Chairman of Milestone Realty Trust, an real estate investment trust. Mr. Maguire also serves as a director of The Staubach Company, a privately-held national real estate brokerage firm, which he joined in 1986 to form its Retail Services Division. Mr. Maguire has been a director of the Company since 1997.

Directors Continuing in Office (Terms Expire 2006)

      Mr. Peter A. Edison, 48, is Chairman of the Board and Chief Executive Officer of Baker’s Footwear Group, Inc. where he has served since October 1997. Mr. Edison has served as Chairman of the Board of the Company since April 2003 and has been a director of the Company since 1995.

      Mr. James W. “Buster” Corley, 53, a co-founder of the Dave & Buster’s concept in 1982, has served as Chief Executive Officer of the Company since April 2003 and as Chief Operating Officer since June 1995. He has been director since 1995. He previously served as Co-Chief Executive Officer from June 1995 to April 2003, and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding (a predecessor of the Company) from 1989 through June 1995. From 1982 to 1989, Mr. Corley operated the Dave & Buster’s business.

      Ms. Patricia P. Priest, 52, has served as a Managing Director, a member of the Board of Directors and Chief Financial Officer of The Beck Group, an $800 million real estate, architectural and construction services company, since 1999. Prior to joining The Beck Group, Ms. Priest served as President of Intershop Real Estate Services, a Swiss-based real estate investment company, Chief Financial Officer of Rosewood Property Company and Chief Investment Officer of Patriot American Hospitality/ Wyndham International. Ms. Priest has been a director of the Company since April 2003.

Corporate Governance

      The Board of Directors has affirmatively determined that Mr. Bernstein, Mr. Edison, Mr. Humann, Mr. Levy, Mr. Pittaway and Ms. Priest qualify as “independent” directors. These six independent directors constitute a two-thirds majority of the Board. In making such determination, the Board has surveyed each director regarding relationships and potential conflicts of interest with the Company and has concluded, based on the disclosures provided by each such individual, that each of the named directors has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company, and has met the additional standards for independence established by the Board in its Guidelines on Governance.

      The non-management directors of the Company (which include the independent directors listed above, together with Mr. Maguire) meet regularly in executive session at the conclusion of each regularly scheduled quarterly meeting of the Board of Directors and at such other times, including special meetings of the Board, as determined by the non-management directors. Mr. Edison, the non-management Chairman of the Board of the Company, serves as presiding director at all executive sessions of the Board. The non-management directors met in executive session five times in fiscal 2003.

      The Board of Directors met seven times in fiscal 2003, including regular and special meetings. During this period, no individual director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meeting held by all committee on which such director served.

      Additional information regarding the Company’s corporate governance policies and procedures, including the Company’s Guidelines on Governance, is available on the Company’s website at www.daveandbusters.com (under the heading of Investor Information/ Governance/Highlights).

Shareholder Communications with the Board

      The Board has established a policy whereby shareholders of the Company may communicate directly with the Board of Directors. Shareholders are instructed to address all communications to board members to the Corporate Secretary at the address of the Company. Pursuant to the Company’s policy, the Secretary will disseminate all communications to the directors, without pre-screening, selection or filtering.

      The Board has also adopted a policy requiring all Board members to attend each annual meeting of shareholders of the Company, subject to emergency or other extenuating circumstances. Shareholders who attend the Annual Meeting will have the opportunity to communicate with the directors about issues affecting the Company. Each director attended the Company’s 2003 annual meeting, and the Company presently believes that all directors will attend the 2004 Annual Meeting.

Code of Ethics

      In September 2003, the Board of Directors of the Company adopted a Code of Business Ethics that applies to its directors, officers (including its chief executive officer, chief financial officer, controller and other persons performing similar functions), and management employees generally. The Code of Business Ethics is available on the Company’s website at www.daveandbusters.com (under the heading of Investor Information/ Governance/ Highlights).

Committees of the Board of Directors

      The Audit Committee, comprised of Ms. Priest (Chair) and Messrs. Levy and Pittaway, recommends to the Board of Directors the appointment of the Company’s independent auditors, reviews and approves the scope of the annual audit of the Company’s financial statements, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures. It operates pursuant to a charter adopted in 2003 which is posted on the Company’s website at www.daveandbusters.com (under the heading of Investor Information/ Governance/ Committees). The Audit Committee met seven times during fiscal 2003.

      The Audit Committee is composed of outside directors who are not officers or employees of the Company. The Board of Directors has affirmatively determined that each of the Audit Committee members is independent. In addition, the Board has determined that each of Ms. Priest and Mr. Pittaway qualify as “financial experts” under the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission.

      The Compensation Committee, comprised of independent directors, Mr. Pittaway (Chair), Mr. Humann, and Mr. Bernstein, reviews the Company’s compensation philosophy and strategy, administers incentive compensation and stock option plans, reviews the CEOs’ performance and compensation, reviews recommendations on compensation of other executive officers, reviews other special compensation matters, such as executive employment agreements and reviews director compensation. It operates pursuant to a charter adopted in April 2003 which is posted on the Company’s website at www.daveandbusters.com (under the heading of Investor Information/Governance/ Committees). The Compensation Committee met four times during fiscal 2003.

      The Nominating and Corporate Governance Committee comprised of independent directors, Mr. Humann (Chair), Mr. Bernstein and Mr. Levy, is charged with establishing criteria for and nominating candidates for director of the Company as well as adopting and administering the overall corporate governance policies and philosophy of the Company. It operates pursuant to a charter adopted in 2003 which is posted on the Company’s website at www.daveandbusters.com (under the heading of Investor Information/ Governance/ Committees). The Nominating & Corporate Governance Committee met three times during fiscal 2003.

Nomination Process

      On an annual basis, the Nominating and Corporate Governance Committee will canvass the incumbent directors who are up for re-election at the upcoming meeting of their desire to serve an additional three-year term. The Committee then will take into account the Board’s annual evaluation of its performance as a whole and the performance of the individual directors, consider the needs of the Company and its shareholders and make a determination as to whether the Company will require additional nominees for director other than the incumbent slate.

      While the Nominating and Corporate Governance Committee believes that it is able to identify and evaluate a sufficient number of qualified candidates from it own resources, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Company’s address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the Nominating and Corporate Governance Committee. The Company’s bylaws include additional requirements regarding nominations of persons at shareholders’ meetings other than by the Board.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF AUDITORS

      The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) to be the independent auditors of the Company for fiscal 2004. Although not legally required to do so, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Ernst & Young as the Company’s independent auditors for fiscal 2004 to the shareholders for ratification at this meeting.

      The services provided to the Company by Ernst & Young in fiscal 2004 will include, in addition to performing the audit, review of quarterly financial statements, completion and review of federal and state tax returns, and consultation on various accounting financial reporting, tax and related matters.

      Ernst & Young, a nationally known firm, has no direct or indirect interest in the Company. The firm of Ernst & Young has been the Company’s auditor since 1995.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting, they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young to be the independent auditors of the Company for fiscal 2004, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

Report of the Audit Committee

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended February 1, 2004. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with the Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2004.

Patricia P. Priest, Chairman
Mark A. Levy
David B. Pittaway

      Independence of Accountants

      Ernst & Young, LLP served as the Company’s independent accountants for the fiscal years ended February 1, 2004 and February 2, 2003 and has been selected, subject to the ratification of such selection by the Company’s stockholders, to serve in such capacity for the current year. For the fiscal years ended February 1, 2004 and February 2, 2003, the Company paid Ernst & Young, the following amounts:

	Fiscal 2003	Fiscal 2002

Audit Fees	$204,500	$175,400
Audit-Related Fees(a)	357,744	205,105
Tax Fees(b)	171,658	215,499
All Other Fees(c)	132,101	246,620

(a)	Includes transaction due diligence and services with respect to internal controls.

(b)	Includes tax compliance, preparation and planning services (including U.S. federal, state and local returns) and tax examination assistance.

(c)	Includes special projects, tax consulting and advisory services and other miscellaneous matters.

      In March 2003, the Audit Committee established a policy whereby the outside auditors are required to seek pre-approval on an annual basis of all audit, audit-related, tax and other services by providing a prior description of the services to be performed and specific fee estimates for each such service. Individual engagements anticipated to exceed the pre-approved thresholds must be separately approved by the Audit Committee. For fiscal 2003, 100% of all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Prior to the adoption of the above policy, the Audit Committee pre-approved 100% of audit-related and tax services, but did not pre-approve other services performed by Ernst & Young in fiscal 2002.

Executive Compensation

      The following table sets forth information concerning all compensation paid or accrued by the Company during fiscal 2001, 2002 and 2003 to or for the Company’s Chief Executive Officer and the four other highest compensated executive officers of the Company (collectively the “Named Executive Officers”).

EXECUTIVE COMPENSATION SUMMARY TABLE

				Long-Term Compensation
		Annual Compensation(1)
				Restricted	Securities	All Other
		Salary(2)	Bonus(2)	Stock Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)(3)	Options/SARs(#)	($)(4)

James W. Corley	2003	$482,308	$372,400	—	—	—
(CEO & COO)	2002	$582,692	$60,000	—	—	—
	2001	$498,077	$100,000	—	100,000 (5)	$115,385
David O. Corriveau	2003	$482,308	$372,400	—	—	—
(President)	2002	$582,692	$60,000	—	—	—
	2001	$498,077	$100,000	—	100,000 (5)	$115,385
William C. Hammett, Jr.(6)	2003	$247,663	$114,000	—	—	—
(Senior Vice President	2002	$234,510	$50,000	—	—	$16,152
and CFO)	2001	$34,615	$10,000	$161,250	75,000	$838
Sterling R. Smith	2003	$216,945	$79,000	—	—	$7,471
(Senior Vice President,	2002	$213,115	$20,000	—	—	$5,862
Operations)	2001	$205,577	$25,000	—	70,000	$51,845
John S. Davis(7)	2003	$190,228	$73,000	—	—	$2,098
(Senior Vice President,	2002	$182,236	$20,000	—	—	$3,347
General Counsel and	2001	$134,712	$17,500	$63,200	20,000	$5,559
Secretary)

(1)	The value of perquisites and other personal benefits is not reported where such amount does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2)	Amounts earned were determined by the Company’s Compensation Committee. Base salaries for Mr. Corriveau and Mr. Corley were reduced by 20 percent in 2003. See “Report of the Compensation Committee.”

(3)	All restricted stock awards, except the award to Mr. Hammett, vest on June 5, 2007, subject to acceleration if the Company achieves specific financial performance measures in earlier fiscal years. Mr. Hammett’s restricted stock vests in full on December 1, 2006. As of February 2, 2004 the number and value of restricted stock holdings by the Named Executive Officers was as follows: Mr. Corriveau 60,000 shares, $751,200; Mr. Corley 60,000 shares, $751,200; Mr. Hammett 25,000 shares, $313,000; Mr. Smith 15,000 shares, $187,800; and Mr. Davis 8,000 shares, $100,160.

(4)	Includes non-qualified and qualified moving expenses for Mr. Hammett in fiscal 2002, and retention bonuses paid to Mr. Corley, Mr. Corriveau and Mr. Smith in fiscal 2001. Also includes matching contributions to the Company’s 401k plan.

(5)	Aggregated option grants in 2001 to Mr. Corley and Mr. Corriveau reflect a reduction of 50,000 options each. See “Option Exercises and Values for Fiscal 2003” — footnote (2).

(6)	Mr. Hammett joined the Company on December 1, 2001. Annual compensation for fiscal 2001 reflects amounts paid for a portion of the fiscal year.

(7)	Mr. Davis joined the Company on April 16, 2001. Annual compensation for fiscal 2001 reflects amounts paid for a portion of the fiscal year.

Employment Agreements

      Effective April 3, 2000, the Company entered into employment agreements with each of Messrs. Corriveau and Corley (the “Employment Agreements”). Under the terms of the Employment Agreements, each of Messrs. Corriveau and Corley are entitled to a base salary of $400,000, or such other amount as the Compensation Committee may determine from time to time. They also are entitled to participate in the executive incentive bonus plan and in any other bonus arrangement mutually agreed between them and the Company. The Employment Agreements each have an “evergreen” clause whereby the term renews automatically on a rolling one-year basis.

Change of Control Agreements

      Contemporaneously with the execution of the Employment Agreements, the Company also entered into Executive Retention Agreements with each of Messrs. Corriveau and Corley. In 2001, the Company also entered into similar Executive Retention Agreements with Mr. Hammett, Mr. Smith and Mr. Davis, as well as other senior executive officers of the Company. These Executive Retention Agreements provide for guaranteed severance payments equal to two times the annual compensation of the executive officers (base salary plus cash bonus award) and continuation of health and similar benefits for a two year period upon termination of employment without cause within one year after a change of control of the Company. In the case of Messrs. Corriveau and Corley, if the officer remains employed with the Company through the first anniversary date following a change of control, a special bonus equal to one year’s compensation will also be paid.

      The Company has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans and the Executive Retention Agreements. Full funding of the trust is required in the event of a change of control.

      Under the terms of the Company’s Stock Option Plans, all options and restricted stock will become vested upon the occurrence of a change of control.

Option Grants During Fiscal 2003

      There were no stock options or restricted stock granted during fiscal 2003 to any of the Named Executive Officers under the Dave & Buster’s 1995 Stock Incentive Plan, as amended (the “Stock Plan”).

Option Exercises and Values for Fiscal 2003

      The following table sets forth certain information with respect to option exercises during fiscal 2003 and options held by the Named Executive Officers as of the end of fiscal 2003:

Aggregated Option Exercises in Fiscal 2003 and Option Values as of February 1, 2004

							Value of Unexercised
			Number of Unexercised				In-the-Money Options at
			Options at February 1, 2004				February 1, 2004(1)
	Shares	Value
	Exercised	Realized	Exercisable		Unexercisable		Exercisable	Unexercisable
Name	(#)	($)	(#)		(#)		($)	($)

David O. Corriveau	0	0	306,666	(2)	33,334	(2)	$833,497	$172,003
James W. Corley	0	0	306,666	(2)	33,334	(2)	$833,497	$172,003
W.C. Hammett	0	0	50,000		25,000		$303,500	$151,750
Sterling R. Smith	33,333	184,940	76,933		29,334		$164,596	$133,003
John S. Davis	0	0	13,333		6,667		$61,598	$30,802

(1)	Based upon the closing price of the Common Stock of the Company on February 2, 2004 of $12.52 per share.

(2)	Mr. Corriveau and Mr. Corley each received a grant of options in September 2000 to purchase 70,000 shares of the Company’s Common Stock and a grant of options in December 2001 to purchase 100,000 shares of the Company’s Common Stock. The Company determined that these grants, when combined with earlier grants of options in each year to Messrs. Corriveau and Corley, respectively, had inadvertently exceeded the Stock Plan’s annual grant limitation of 100,000 shares per individual. In March 2004, as approved by the Company’s Board of Directors, each of Messrs. Corriveau and Corley entered into an amendment to the applicable stock option agreements to reflect a reformation of the September 2000 and December 2001 grants to comply with the annual grant limitation. Accordingly, each of the September 2000 grants was reduced by 20,000 shares and each of the December 2001 grants was reduced by 50,000.

Equity Compensation Plans

      The following table sets forth information as of February 1, 2004 concerning the shares of the Company’s Common Stock that may be issued upon exercise of options, warrants, restricted stock and rights under all of the Company’s equity compensation plans, consisting of the Stock Plan and the Dave & Buster’s 1996 Stock Option Plan for Outside Directors, as amended (the “Director’s Plan”). Each of such plans and all material amendments thereto have been approved by the shareholders of the Company.

Equity Compensation Plan Information

Number of securities remaining
	Number of securities to	Weighted-average exercise	available for future issuance
	be issued upon exercise	price of outstanding	under equity compensation plans
	of outstanding options,	options, warrants and	(excluding securities reflected in
Plan category	warrants and rights	rights	column (a))

Equity compensation plans approved by security holders	2,416,498 (1)	$11.55	367,368
Equity compensation plans not approved by security holders	None	None	None
Total	2,416,498 (1)	$11.55	367,368

(1)	Includes 278,000 shares of restricted stock.

Report of the Compensation Committee

      The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has furnished the following report on executive compensation. The Compensation Committee report documents the components of the Company’s executive officer compensation programs and describes the compensation philosophy on which fiscal year 2003 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Chief Executive Officer (which for a portion of fiscal 2003 included the Co-Chief Executive Officers) and the other executive officers that are named in the compensation tables who are currently employed by the Company (the “Named Executive Officers”). The Compensation Committee, composed solely of independent and outside directors, also administers the Stock Plan.

      This report of the Compensation Committee will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not be deemed “soliciting material” or be deemed “filed” under such Acts.

Compensation Philosophy and Overall Objectives of Executive Compensation Programs

      It is the philosophy of the Company to link executive compensation to corporate performance and to create incentives for management to enhance shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables the Company to attract, motivate and retain key executives.

•	Integrate all pay programs with the Company’s annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

•	Provide variable compensation opportunities that are directly linked with the performance of the Company.

Cash Compensation

      Cash compensation includes base salary and the Company’s annual incentive plan awards. The base salary of each of the Company’s executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Annually, the performance of each Named Executive Officer is reviewed by the Compensation Committee using information and evaluations provided by the President and the Chief Executive Officer (these officers review the performance of all other senior management) taking into account the Company’s operating and financial results for that year, a subjective assessment of the contribution of each executive officer to such results, the achievement of strategic and other individual goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Compensation Committee has engaged the services of an independent compensation consultant to provide a detailed analysis of market competitive base salary and incentive compensation information that included companies in both the chain restaurant industry and in a broader cross-section of similar industries. Following its review of the performance of the Company’s Named Executive Officers, the Compensation Committee Chairman reports the Compensation Committee’s recommendations for salary increases and incentive awards to the Board of Directors.

      The Company’s executive incentive plan (EIP) is designed to recognize and reward those employees that make significant contributions towards achieving the Company’s annual business plan. The Compensation Committee believes the EIP should be the principal short-term incentive program for providing cash bonus opportunities for the Company’s executives contingent upon operating results and the achievement of strategic and other individual performance objectives as determined by the Compensation Committee or the Chief Executive Officer, as the case may be. The fiscal 2003 EIP corporate financial target was based on targeted earnings before income taxes and depreciation (EBITDA) for the Company, which counts 75% towards the total EIP bonus awarded. Individual performance objectives count 25% toward such award. The Compensation Committee will continue to review and modify the performance goals for the EIP as necessary to ensure reasonableness, achievability, and consistency with overall Company objectives and shareholder expectations.

      In 2003, annual base salary increases and incentive compensation awards for all of the Named Executive Officers were approved by the Compensation Committee and reported to the Board of Directors. The Compensation Committee believes the recommended salary levels and incentive awards were warranted and consistent with the performance of such executives during fiscal year 2003 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing the Company’s fiscal year 2003 corporate goals and of each individual’s achievement of strategic and individual performance goals during the year.

      In reviewing fiscal year 2003 EIP results, the Compensation Committee recognized that the Company met 95% of the EBITDA target for financial performance. Therefore, incentive compensation awards to the named Executive Officers for fiscal 2003 were based 75% on this level of achievement of the financial targets and 25% on strategic and individual performance factors. The strategic and individual components included qualitative factors such as leadership skills, planning initiatives and employee development to ensure short and long-term operational objectives.

Long-Term Incentives

      The Compensation Committee believes that it is essential to align the interests of Dave & Buster’s executives and other key management personnel responsible for the growth of the Company with the interests of the Company’s shareholders. The Compensation Committee has also identified the need to retain tenured, high performing executives. The Compensation Committee believes that these objectives are accomplished through the provision of stock-based incentives that align themselves to enhancing the Company’s value, as set forth in the Company’s Stock Plan. Because the Company does not maintain any qualified defined benefit retirement program and top management only has limited participation opportunity in the qualified 401(k) program, the Stock Plan also serves as the opportunity to generate additional wealth to be used for later retirement needs.

      The Committee did not award any additional long-term incentives to the Company’s named Executive Officers during fiscal 2003. The top executives’ actual long-term incentive compensation generally continues to fall below comparable market compensation. The Compensation Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Company’s Board of Directors, from time to time, to assure the Company’s executive officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of the Company.

CEO Compensation

      As of the beginning of the 2003 fiscal year, Mr. Corley and Mr. Corriveau were Co-Chairmen and Co-Chief Executive Officers of the Company and served in such capacities for a portion of the fiscal year. Therefore, the following report on CEO compensation includes a discussion of both such officers.

      In March 2003, the Compensation Committee reviewed the compensation of Mr. Corriveau and Mr. Corley, and recommended not to increase their base salaries for 2003. In making such determination, the Compensation Committee considered the Company’s operating and financial results for fiscal year 2002, subjectively evaluated their individual performance and substantial contribution to Company results, and considered the compensation range for other chief executive officers and presidents of companies in the industry.

      In April 2003, the Company’s Board of Directors initiated a number of governance changes to address the Sarbanes-Oxley legislation and proposed SEC and New York Stock Exchange rules and to improve the Company’s governance profile in order to rank among the best in class. At the initiation of Mr. Corley and Mr. Corriveau, their Co-Chairman roles were separated and Mr. Edison, a director since 1995, was named independent Chairman of the Board of Directors. In addition, the Co-CEO titles for Mr. Corriveau and Mr. Corley were separated, and Mr. Corley was named Chief Executive Officer and Chief Operating Officer and Mr. Corriveau was named President.

      In April 2003, Mr. Corley and Mr. Corriveau also initiated a 20% reduction in their base salaries, from $600,000 to $480,000 for fiscal 2003, which was approved by the Compensation Committee. At the time of the 20% salary reductions, the Compensation Committee also instituted a special bonus plan for Mr. Corley and Mr. Corriveau for fiscal 2003 whereby each officer could earn an additional bonus of up to $120,000 if the Company achieved specified targets in earnings per share (EPS) in fiscal 2003. The entry point for the special bonus plan was a 50% increase in EPS over fiscal 2002, and the maximum bonus was based on a 100% increase in EPS over fiscal 2002. Such bonus plan was instituted in addition to the regular EIP for such officers for fiscal 2003 in recognition of the agreed salary reductions. The effect of such special bonus plan was to convert a significant amount of each such officer’s annual base compensation to “at risk” incentive compensation for fiscal 2003.

      Based on its review of a market survey of comparable salary data, after taking into account the salary reductions, the Committee believes that the base salary compensation paid to Mr. Corley and Mr. Corriveau during fiscal 2003 ranked between the 50th and 75th percentile range for the industry. In assessing industry comparative data, the Committee relied upon a peer group established by its outside compensation consultant which includes some, but not all, of the companies included in the S&P Small Cap Restaurant index used for the Company’s stock performance graph (see “Stock Price Performance” below) and other companies not included in this index. This peer group was developed independently by the compensation consultant pursuant to it own professional standards.

      According to the 2003 special bonus plan formula, EPS on a diluted basis for fiscal 2003 increased 97.5% over 2002. As a result, the Compensation Committee awarded Mr. Corley and Mr. Corriveau $117,000 (97.5% of $120,000) each under the 2003 special bonus program.

      Under the EIP, the maximum bonus potential for each of Mr. Corriveau and Mr. Corley is 150% of their base salary. In March 2004, the Compensation Committee awarded incentive bonuses of $255,400 each to Mr. Corriveau and Mr. Corley under the EIP for performance during fiscal 2003. In determining the amount of incentive compensation for fiscal 2003, the Compensation Committee recognized that the Company achieved 95% of the financial targets under the EIP for 2003, and also evaluated the financial, strategic and individual performance objectives applicable to Mr. Corriveau and Mr. Corley under the EIP.

      Overall for fiscal 2003, incentive bonus compensation for Mr. Corley and Mr. Corriveau was $372,400 each. The Compensation Committee believes that the total cash compensation (salary and bonus) paid to such officers for fiscal 2003 placed at or above the 75th percentile of the industry peer group when compared to compensation for the top two company officers on a combined basis. The Committee concluded that such compensation was reasonable because the Company’s one-year total shareholder return placed at or above the 75th percentile for the industry peer group.

      Neither Mr. Corriveau nor Mr. Corley received any grants of stock-based incentives under the Stock Plan in fiscal 2003, the second consecutive year in which no such grants were made.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation over $1 million paid by a company to an executive officer. The Compensation Committee will take action to qualify most compensation approaches to ensure deductibility, except in those limited cases in which the Compensation Committee believes shareholder interests are best served by retaining flexibility. In such cases, the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its compensation objectives.

Summary

      As a result of pay-for-performance concepts incorporated in Dave & Buster’s executive compensation program, the Compensation Committee believes that the total compensation program for executive officers of the Company is competitive with the compensation programs provided by other companies with which the Company competes, emulates programs of high-performing companies and will serve the best interests of the shareholders of the Company. The Compensation Committee also believes this program will provide opportunities to participants that are consistent with the expectations of the Board and with the returns that are generated on the behalf of the Company’s shareholders.

David B. Pittaway, Chairman
Allen J. Bernstein
Walter J. Humann

Director Compensation

      Directors who are employees of the Company receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Company receive $12,000 as an annual retainer, $1,250 for participation in each Board meeting and $1,250 for participation in each committee meeting. In addition, the non-management Chairman receives an additional annual retainer of $10,000 and each committee chair receives an additional annual retainer of $5,000. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

      Under the Directors Plan, each non-employee director (excluding Mr. Edison who was a significant shareholder prior to the adoption of the Directors Plan) received an initial grant of 22,500 options either at the time the Directors Plan was adopted or contemporaneously with such director’s appointment to the Board. In addition, certain non-employee directors have received additional grants of 7,500 options from time to time as determined by the Compensation Committee in recognition of their continuing service as directors. Each such grant vests over a period of three years.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the securities laws of the United States, the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely on a review of the copies of Section 16 reports furnished to the Company, or written representations from the reporting persons that no Form 5s were required, the Company believes that no persons were required to file a report on Form 5 for the 2003 fiscal year.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is or has been an executive officer or employee of the Company. None of the named Executive Officers serves or has served as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Certain Transactions

      As of the beginning of fiscal 2003, Mr. Corriveau was indebted to the Company for a non-interest bearing loan in the amount of $100,000, payable on demand. Such loan was in existence prior to the prohibition on loans to executive officers enacted under Section 402 of the Sarbanes-Oxley Act of 2002 and was therefore exempt from such prohibition. In March 2003, Mr. Corriveau repaid $50,000 of the loan balance and in April 2003, he repaid the remaining balance.

      In 2000, the Company entered into a sale/leaseback transaction with Cypress San Diego I, L.P., an affiliate of Cypress Equities, Inc., for its San Diego, California location, whereby the Company received $8.0 million in exchange for committing to lease payments of approximately $23.2 million over 20 years with options for renewal. Mr. Maguire, a director of the Company, is President of Cypress Equities, Inc. In October 2003, Cypress San Diego I, L.P sold its interest in the San Diego property to a third party unrelated to the Company. The Company’s rent payments to Cypress San Diego I, L. P. in fiscal 2003 (through October 2003) were approximately $1,000,000.

      In addition, the Company from time to time has engaged Staubach Retail Services, Cypress Equities, Inc. or their affiliates to provide brokerage services in connection with the leasing or purchase of commercial property or the sale and leaseback of properties owned by the Company. Mr. Maguire is also President of Staubach Retail Services. In transactions where the Company is the lessee or purchaser of commercial property, broker’s commissions are generally paid by the landlord or seller. In transactions where the Company is the seller or lessor, the Company has paid commissions directly to such parties. In fiscal 2003, the Company did not pay any amount of broker’s commissions to Staubach Retail Services, Cypress Equities or their affiliates for such services.

Stock Price Performance

      Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company’s common stock for the five fiscal years ended February 1, 2004, as contrasted with (i) the Standard & Poor’s 500 Stock Index and (ii) the Standard & Poor’s Smallcap Restaurant Stock Composite Index. Each index assumes $100 invested at January 31, 1999 and is calculated assuming reinvestment of dividends.

      This performance graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of the Company’s filings under the Securities Act of 1933 or under the Security Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not be deemed “soliciting material” or be deemed “filed” under such Acts.

Comparison of 5 Year Cumulative Total Return*

Among Dave & Buster’s, Inc., The S&P 500 Index,
the S&P Restaurants Index and the S&P SmallCap Restaurants Index

	01/31/99	01/30/00	02/04/01	02/03/02	02/02/03	02/01/04

Dave & Buster’s, Inc.	100.00	31.25	44.77	37.05	37.00	56.68
S&P 500	100.00	110.35	109.35	91.70	70.59	95.00
S&P SmallCap Restaurants	100.00	90.31	113.41	163.91	139.65	191.97

*	$100 invested on 1/31/99 in stock or index-including reinvestment of dividends.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for the Company. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify the Company that they wish to continue receiving multiple copies. The Company has undertaken householding to reduce its printing costs and postage fees. If shareholders wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, a shareholder may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying the Company in writing at 2481 Manana Drive, Dallas, Texas 75220 or by contacting the Company at (214) 357-9588. Shareholders also may request additional copies of the proxy materials by notifying the Company in writing at the above-referenced address or contacting the Company at (214) 357-9588, and the Company will undertake to deliver such additional copies promptly. If a shareholder shares an address with another shareholder and currently is receiving multiple copies of the proxy materials, such shareholder may request householding by notifying the Company at the above-referenced address or telephone number.

Shareholder Proposals for 2005 Annual Meeting

      For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, a written proposal must be received by the Corporate Secretary at the Company’s principal executive offices no later than January 4, 2005 (120 days before the anniversary of the mailing date of this proxy statement). If the Company changes the date of next year’s annual meeting by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

Advance Notice Procedures

      Shareholders should also be aware that shareholder proposals must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. In order for a shareholder to raise a proposal (including director nominations) from the floor during next year’s annual meeting, the Secretary must receive a written notice of the proposal no later than April 9, 2005 (60 days prior to the anniversary a date of the Annual Meeting) and no earlier than March 10, 2005 (90 days prior to such anniversary date), and it must contain the additional information required by the Company’s bylaws. Shareholders may obtain a complete copy of the Company’s bylaws by submitting a written request to the Secretary at the Company’s principal executive offices. If the Company advances the date of next year’s annual meeting by more than 30 days or delays the date of next year’s annual meeting by more than 60 days from the date contemplated at this year’s annual meeting, in order for the proposal to be timely, the Company must receive a shareholder’s written proposal or nomination at the Company’s principal executive offices no later than the close of business on the date which is 60 days before the date of next year’s annual meeting or 10 days following the day on which the meeting date is publicly announced, whichever is later, and no earlier than 90 days before the date of next year’s annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors

FOR all nominees	WITHHOLD
listed below	AUTHORITY
(except as marked	to vote for all nominees
to the contrary)	listed below
☐	☐

Nominees: 01 Allen J. Bernstein, 02 Walter J. Humann, 03 David P. Pittaway
WITHHELD FOR: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Ernst & Young LLP as Independent Auditors for Fiscal 2004	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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You can view the Annual Report and Proxy Statement
on the Internet at www.daveandbusters.com
http://www.daveandbusters.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DAVE & BUSTER’S, INC.

     The undersigned hereby appoints James W. Corley and John S. Davis, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment or postponement thereof, and the undersigned directs that his proxy be voted as designated on the other side.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.

     The undersigned hereby revokes any proxy or proxies heretofore given to Vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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